Exhibit 99.1

MGM GROWTH PROPERTIES LLC

2016 Omnibus Incentive Plan

Table of Contents

ARTICLE 1	Establishment, Purpose, and Duration	1
1.1	Establishment	1
1.2	Purpose of this Plan	1
1.3	Duration of this Plan	1

ARTICLE 2	Definitions	1

ARTICLE 3	Administration	5
3.1	General	5
3.2	Authority of the Board	6
3.3	Delegation	6

ARTICLE 4	Shares Subject to this Plan and Maximum Awards	6
4.1	Number of Shares Available for Awards	6
4.2	Share Usage	6
4.3	Annual Award Limits	7
4.4	Adjustments in Authorized Shares	7

ARTICLE 5	Eligibility and Participation	8
5.1	Eligibility	8
5.2	Actual Participation	8

ARTICLE 6	Share Options	8
6.1	Grant of Options	8
6.2	Award Agreement	8
6.3	Option Price	8
6.4	Term of Options	8
6.5	Exercise of Options	8
6.6	Payment	9
6.7	Restrictions on Share Transferability	9
6.8	Termination of Employment	9

ARTICLE 7	Share Appreciation Rights	9
7.1	Grant of SARs	9
7.2	SAR Agreement	10
7.3	Term of SAR	10
7.4	Exercise of Freestanding SARs	10
7.5	Exercise of Tandem SARs	10
7.6	Settlement of SAR Amount	10
7.7	Termination of Employment	10
7.8	Other Restrictions	11

ARTICLE 8	Restricted Shares and Restricted Share Units	11
8.1	Grant of Restricted Shares or Restricted Share Units	11
8.2	Restricted Share or Restricted Share Unit Agreement	11
8.3	Other Restrictions	11
8.4	Certificate Legend	12
8.5	Shareholder Rights	12
8.6	Termination of Employment	12

8.7	Section 83(b) Election	12

ARTICLE 9	Performance Share Units/Performance Shares	12
9.1	Grant of Performance Share Units/Performance Shares	12
9.2	Value of Performance Share Units/Performance Shares	13
9.3	Earning of Performance Share Units/Performance Shares	13
9.4	Form and Timing of Payment of Performance Share Units/Performance Shares	13
9.5	Termination of Employment	13

ARTICLE 10	Other Share-Based Awards	13
10.1	Other Share-Based Awards	13
10.2	Value of Other Share-Based Awards	13
10.3	Payment of Other Share-Based Awards	14
10.4	Termination of Employment	14

ARTICLE 11	Transferability of Awards	14

ARTICLE 12	Performance Measures	14
12.1	Performance Measures	14
12.2	Evaluation of Performance	16

ARTICLE 13	Dividend Equivalent Rights	16

ARTICLE 14	Treatment on Change of Control	16

ARTICLE 15	Beneficiary Designation	17

ARTICLE 16	Rights of Participants	17
16.1	Employment	17
16.2	Participation	18
16.3	Rights as a Shareholder	18

ARTICLE 17	Amendment, Modification, Suspension, and Termination	18
17.1	Amendment, Modification, Suspension, and Termination	18
17.2	Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events	18
17.3	Awards Previously Granted	18
17.4	Amendment to Conform to Law	19

ARTICLE 18	Withholding	19
18.1	Tax Withholding	19
18.2	Share Withholding	19

ARTICLE 19	Successors	19

ARTICLE 20	General Provisions	19
20.1	Legend	19
20.2	Gender and Number	20
20.3	Severability	20
20.4	Requirements of Law	20
20.5	Delivery of Title	20
20.6	Inability to Obtain Authority	20

ii

20.7	Investment Representations	20
20.8	Participants Based Outside of the United States	20
20.9	Uncertificated Shares	21
20.10	Unfunded Plan	21
20.11	No Fractional Shares	21
20.12	Retirement and Welfare Plans	21
20.13	Section 409A of the Internal Revenue Code	21
20.14	Nonexclusivity of this Plan	22
20.15	No Constraint on Corporate Action	22
20.16	Governing Law	22

iii

MGM GROWTH PROPERTIES LLC

2016 Omnibus Incentive Plan

ARTICLE 1

Establishment, Purpose, and Duration

1.1 Establishment. MGM Growth Properties LLC, a Delaware limited liability company (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the MGM Growth Properties LLC 2016 Omnibus Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document. This Plan permits the grant of Options, SARs, Restricted Shares, Restricted Share Units, Performance Shares, Performance Share Units and Other Share-Based Awards.

1.2 Purpose of this Plan. The purpose of this Plan is to provide a means whereby Employees, Directors and non-employee directors of the Company’s Subsidiaries and Affiliates develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to provide services to or for the benefit of the Company and to provide a means for such individuals to acquire and maintain share ownership in the Company, thereby strengthening their concern for the welfare of the Company.

1.3 Duration of this Plan. This Plan became effective on April 19, 2016. Unless sooner terminated as provided herein, this Plan shall terminate on April 19, 2026. After this Plan is terminated, no Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

ARTICLE 2

Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

“Annual Award Limit” or “Annual Award Limits” has the meaning set forth in Section 4.3.

“Affiliate” means any corporation or other entity (including, but not limited to, a partnership or a limited liability company), that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the corporation or other entity in question.

“Award” means, individually or collectively, a grant under this Plan of Options, SARs, Restricted Shares, Restricted Share Units, Performance Shares, Performance Share Units, or Other Share-Based Awards, in each case subject to the terms of this Plan.

“Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Board may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

“Beneficial Owner” or “Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Change of Control” means, with respect to (x) the Company or (y) provided that it is an Affiliate of the Company at the relevant time, MGM (each of (x) and (y), a “Referenced Entity”), the first to occur of:

(1) the date that a reorganization, merger, consolidation, recapitalization, or similar transaction (other than a spinoff, exchange offer or similar transaction to or with the applicable Referenced Entity’s public shareholders) is consummated, unless: (i) at least 50% of the outstanding voting securities of the surviving or resulting entity (including, without limitation, an entity which as a result of such transaction owns the Company either directly or through one or more subsidiaries) (“Resulting Entity”) are beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the outstanding voting securities of the Corporation immediately prior to such transaction in substantially the same proportions as their beneficial ownership, immediately prior to such transaction, of the outstanding voting securities of the Corporation and (ii) immediately following such transaction no person or persons acting as a group beneficially owns capital stock of the Resulting Entity possessing thirty-five percent (35%) or more of the total voting power of the stock of the Resulting Entity;

(2) the date that a majority of members of the Referenced Entity’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Referenced Entity’s Board before the date of the appointment or election; provided that no individual shall be considered to be so endorsed if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(3) the date that any one person, or persons acting as a group, acquires (or has or have acquired as of the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Referenced Entity possessing thirty-five percent (35%) or more of the total voting power of the stock of the Referenced Entity; or

(4) the date that any one person acquires, or persons acting as a group acquire (or has or have acquired as of the date of the most recent acquisition by such person or persons), assets from the Referenced Entity that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Referenced Entity immediately before such acquisition or acquisitions.

For the avoidance of doubt, there can only be one Change of Control for purposes of the Plan.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

“Company” means MGM Growth Properties LLC, a Delaware limited liability company, and any successor thereto as provided in Article 19 herein.

“Director” means any individual who is a member of the Board of Directors of the Company.

“Dividend Equivalent Right” means a right, to be credited to an Award granted to a Participant, as described in Article 13 hereof.

“Eligible Individual” means an individual who is (i) an Employee, (ii) a Director or (iii) a non-employee director of any Subsidiary or Affiliate of the Company, including, without limitation, the Operating Partnership, in each case of (i), (ii) and (iii), to the extent permissible under Form S-8 under the Securities Act of 1933, as amended from time to time.

“Employee” means any person designated as an employee of the Company, its Affiliates and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Board in its discretion. Unless the Board determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing price of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly determined at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Board in such manner as it deems appropriate. Such definition(s) of FMV may be specified in an Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award.

“Family Members” of a Participant means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such Participant, including adoptive relationships, any person sharing such Participant’s household (other than a tenant or employee), a trust in which such individuals have more than fifty percent of the beneficial interest, a foundation in which these individuals (or the Participant) control the management of assets, and any other entity in which these individuals (or the Participant) own more than fifty percent of the voting interest.

“Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7.

“Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

“MGM” means MGM Resorts International, a Delaware corporation.

“Nonemployee Director” means a Director who is not an Employee.

“Operating Partnership” means MGM Growth Properties Operating Partnership LP, a Delaware limited partnership and Affiliate of the Company.

“Option” means an option to purchase one or more Shares, granted pursuant to Article 6.

“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

“Other Share-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

“Participant” means any Eligible Individual as set forth in Article 5 to whom an Award is granted.

“Performance Measures” means measures as described in Article 12 on which the performance goals of certain Awards may be based.

“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

“Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

“Performance Share Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

“Period of Restriction” means the period when Restricted Shares or Restricted Share Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Board, in its discretion), as provided in Article 8.

“Permitted Transfer” means any transfer of an Award by a Participant to a Participant’s Family Member made by gift or domestic relations order if such transfer is not for value; provided, however, that neither (a) a transfer under a domestic relations order in settlement of marital property rights nor (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity shall be deemed a transfer for value for the purposes of determining whether a transfer is a Permitted Transfer.

“Plan” means the MGM Growth Properties LLC 2016 Omnibus Incentive Plan.

“Plan Year” means the Company’s fiscal year.

“Restricted Share” means an Award granted to a Participant pursuant to Article 8.

“Restricted Share Unit” means an Award granted to a Participant pursuant to Article 8, where no Shares are actually awarded to the Participant on the date of grant.

“Section 409A” means Code Section 409A, the regulations thereunder promulgated by the United States Department of Treasury and other guidance issued thereunder.

“Share” means a share of Class A common shares representing limited liability company interests of the Company.

“Share Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 herein.

“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of fifty percent (50%) or more by reason of share ownership or otherwise.

“Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

ARTICLE 3

Administration

3.1 General. The Board shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. In connection with its administration of the Plan, the Board may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Board, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Board shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2 Authority of the Board. The Board shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Board may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Award Agreement, and, subject to Article 17, correcting a defect or supplying any omission, or reconciling any inconsistency so that this Plan or any Award Agreement complies with applicable law, regulations and listing requirements and so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of the stock exchange on which the Company’s Shares are listed, disruption of communications or natural catastrophe), or adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

3.3 Delegation. The Board may delegate to a committee of one or more of its members all or any number of its administrative or other duties or powers under this Plan. If the Board delegates such duties or powers to a committee, all references under this Plan to the “Board” shall be interpreted to include such committee.

ARTICLE 4

Shares Subject to this Plan and Maximum Awards

4.1 Number of Shares Available for Awards. Subject to adjustment as provided in Section 4.4 herein, the maximum number of Shares available for issuance to Participants under this Plan (the “Share Authorization”) shall be 2,500,000 Shares.

4.2 Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Board’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. Moreover, if the Option Price of any Option granted under this Plan or the tax withholding requirements with respect to any Award granted under this Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or if an SAR is exercised, only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3 Annual Award Limits. The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan:

(a) Options and SARs: The maximum aggregate number of Shares subject to all Options and SARs granted in any one Plan Year to any one Participant shall be 750,000 Shares.

(b) All Other Awards: The maximum aggregate grant with respect to all other Awards granted in any one Plan Year to any one Participant shall be 750,000 Shares, or equal to the value of 750,000 Shares determined as of the grant of the Award, as applicable.

(c) Nonemployee Director Limits: The maximum aggregate grant (regardless of the type(s) of Award granted) in any one Plan Year to any one Participant who is a Nonemployee Director shall be an Award or Awards having an aggregate grant date fair value (as determined for financial reporting purposes) of no more than $600,000. Without limitation of the foregoing, the aggregate value of all compensation paid or provided to a Nonemployee Director in respect of a single fiscal year of the Company shall not exceed $600,000, and for purposes of determining such aggregate value, compensation in the form of Awards shall be valued at the aggregate grant date fair value (as determined for financial reporting purposes).

4.4 Adjustments in Authorized Shares.

(a) If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of those outstanding securities, in any case as a result of a reorganization, merger consolidation, recapitalization, restructuring, reclassification, extraordinary dividend or other distribution (other than regular, quarterly cash dividends), stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, the Board shall make appropriate and proportionate adjustments in (a) the number, price (if applicable) and type of shares or other securities or cash or other property that may be subject to Awards previously granted under this Plan, (b) the maximum number and type of shares or other securities or cash or other property that may be issued pursuant to Awards thereafter granted under this Plan, and (c) the maximum number of Shares for which Awards may be granted during any one Plan Year.

(b) Subject to Section 17.3 and Article 12, the Board, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. Subject to Section 17.3, the determination of the Board as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

(c) Subject to the provisions of Article 17 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Board may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with applicable regulations), subject to compliance with the rules under Code Section 424, as and where applicable.

ARTICLE 5

Eligibility and Participation

5.1 Eligibility. Subject to Section 20.8 hereof, individuals eligible to participate in this Plan shall consist of all Eligible Individuals.

5.2 Actual Participation. Subject to the provisions of this Plan, the Board may, from time to time, select from all Eligible Individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award; provided that, (i) in the case of Awards to Eligible Individuals engaged by Affiliates rather than by the Company, the Board has determined that such individuals have provided, or are expected to provide, services to the Company, and (ii) in the case of Options, that the Shares subject thereto qualify as “service recipient stock” with respect to the Participant for purposes of Section 409A.

ARTICLE 6

Share Options

6.1 Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Board, in its sole discretion. All Options granted under the Plan shall be nonqualified stock options not intended to meet the requirements of Code Section 422.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Board shall determine which are not inconsistent with the terms of this Plan.

6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Board in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.

6.4 Term of Options. Each Option granted to a Participant shall expire at such time as the Board shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6 Payment.

(a) Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Board, or by complying with any alternative procedures which may be authorized by the Board, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

(b) A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (i) in cash or its equivalent; (ii) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price; (iii) a cashless exercise (broker-assisted exercise) through a “same day sale” commitment; (iv) by a combination of (i), (ii), and (iii); or (v) any other method approved or accepted by the Board in its sole discretion.

(c) Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

(d) Unless otherwise determined by the Board, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7 Restrictions on Share Transferability. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8 Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

ARTICLE 7

Share Appreciation Rights

7.1 Grant of SARs.

(a) Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Board. The Board may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

(b) Subject to the terms and conditions of this Plan, the Board shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

(c) The Grant Price for each grant of a Freestanding SAR shall be determined by the Board and shall be specified in the Award Agreement; provided, however, the Grant Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.

7.2 SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Board shall determine.

7.3 Term of SAR. The term of an SAR granted under this Plan shall be determined by the Board, in its sole discretion, and except as determined otherwise by the Board and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.

7.4 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Board, in its sole discretion, imposes.

7.5 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

7.6 Settlement of SAR Amount. Subject to Section 20.11 herein, upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company, in the form of cash, Shares or a combination of cash and Shares as the Board in its sole discretion shall determine, in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price, less applicable tax withholding; by

(b) The number of Shares with respect to which the SAR is exercised.

7.7 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

7.8 Other Restrictions. The Board shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

ARTICLE 8

Restricted Shares and Restricted Share Units

8.1 Grant of Restricted Shares or Restricted Share Units. Subject to the terms and provisions of this Plan, the Board, at any time and from time to time, may grant Restricted Shares and/or Restricted Share Units to Participants in such amounts as the Board shall determine. Restricted Share Units shall be similar to Restricted Shares except that no Shares are actually awarded to the Participant on the date of grant.

8.2 Restricted Shares or Restricted Share Unit Agreement. Each grant of Restricted Shares and/or Restricted Share Units shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Restricted Shares or the number of Restricted Share Units granted, and such other provisions as the Board shall determine.

8.3 Other Restrictions.

(a) The Board shall impose such other conditions and/or restrictions on any Restricted Shares or Restricted Share Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Restricted Share or each Restricted Share Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, and/or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Shares or Restricted Share Units.

(b) To the extent deemed appropriate by the Board, the Company may retain the certificates representing Restricted Shares in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

(c) Except as otherwise provided in this Article 8, Restricted Shares covered by each Restricted Share Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Share Units shall be paid in cash, Shares, or a combination of cash and Shares as the Board, in its sole discretion shall determine.

8.4 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Restricted Shares granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Board in its sole discretion:

The sale or transfer of Shares represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the MGM Growth Properties LLC 2016 Omnibus Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from MGM Growth Properties LLC.

8.5 Shareholder Rights. Unless otherwise determined by the Board and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Board, Participants holding Restricted Shares granted hereunder shall have the right to receive dividends in cash or other property or distribution rights in respect of their Restricted Shares, to the extent made available under the terms of the Awards granting the Restricted Shares, and may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights at any time with respect to any Restricted Share Units granted hereunder. Notwithstanding the foregoing, dividends and/or Dividend Equivalent Rights that relate to Awards that vest in whole or in part subject to performance goals or conditions shall, to the extent made available under the terms of the Awards, be subject to the same performance goals or conditions as the underlying Award.

8.6 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Shares and/or Restricted Share Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Restricted Shares or Restricted Share Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

8.7 Section 83(b) Election. The Board may provide in an Award Agreement that the Award of Restricted Shares is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Share Award, the Participant shall be required to file promptly a copy of such election with the Company.

ARTICLE 9

Performance Share Units/Performance Shares

9.1 Grant of Performance Share Units/Performance Shares. Subject to the terms and provisions of this Plan, the Board, at any time and from time to time, may grant Performance Share Units and/or Performance Shares to Participants in such amounts and upon such terms as the Board shall determine.

9.2 Value of Performance Share Units/Performance Shares. Each Performance Share Unit shall have an initial value that is established by the Board at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Share Units/Performance Shares that will be paid out to the Participant.

9.3 Earning of Performance Share Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Share Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Share Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4 Form and Timing of Payment of Performance Share Units/Performance Shares. Payment of earned Performance Share Units/Performance Shares shall be as determined by the Board and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Performance Share Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Share Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Share Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Share Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

ARTICLE 10

Other Share-Based Awards

10.1 Other Share-Based Awards. The Board may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Board shall determine. Such Awards may involve the transfer of actual Shares to Participants, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.2 Value of Other Share-Based Awards. Each Other Share-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Board. The Board may establish performance goals in its discretion. If the Board exercises its discretion to establish performance goals, the number and/or value of Other Share-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.3 Payment of Other Share-Based Awards. Payment, if any, with respect to an Other Share-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Board determines.

10.4 Termination of Employment. The Board shall determine the extent to which the Participant shall have the right to receive Other Share-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Board, and may be included in an agreement entered into with each Participant, but need not be uniform among all Other Share-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

ARTICLE 11

Transferability of Awards

Except for any Permitted Transfers provided for in a Participant’s Award Agreement, which Permitted Transfers may be subject to additional restrictions determined by the Board and as set forth in the Award Agreement, no other Award granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except with respect to interests in Awards which have been subject to a Permitted Transfer provided for in a Participant’s Award Agreement, all Awards granted to a Participant under this Plan, as applicable, shall be exercisable during his or her lifetime only by such Participant. With respect to those Awards, if any, that are subject to Permitted Transfers, references in this Plan to exercise or payment related to such Awards by or to the Participant shall be deemed to include, as determined by the Board, the Participant’s Family Members to whom such Permitted Transfers were made.

ARTICLE 12

Performance Measures

12.1 Performance Measures. Awards under this Plan may be granted or may become vested or payable based upon the achievement of Performance Measures specified by the Board. Performance Measures under this Plan include:

(a) Market share;

(b) Gross revenue;

(c) Pretax operating income;

(d) Net earnings or net income (before or after taxes);

(e) Earnings per Share (or other equity interest);

(f) Net sales or revenue growth;

(g) Net operating profit;

(h) Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(i) Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(j) Earnings before or after taxes, interest, depreciation, and/or amortization;

(k) Gross or operating margins;

(l) Productivity;

(m) Productivity ratios;

(n) Cost reductions and savings;

(o) Share (or other equity) price (including, but not limited to, growth measures);

(p) Consummation of debt and equity offerings;

(q) Equity capital raised;

(r) Expense targets;

(s) Margins;

(t) Operating efficiency;

(u) Customer satisfaction;

(v) Working capital targets;

(w) Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

(x) Total shareholder return;

(y) Actual or adjusted funds from operations (FFO);

(z) Actual or adjusted funds from acquisitions (FFA); and

(aa) Such other business and/or personal criteria as may be deemed appropriate by the Board.

Any Performance Measure(s) may be used to measure the performance of the Company, any of its Affiliates or operating units or any combination of the foregoing, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s result as the Board may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Board, in its sole discretion, deems appropriate, or the Company may select Performance Measure (o) above as compared to various stock market indices. The Board also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.

12.2 Evaluation of Performance. The Board may provide in any such Award that any evaluation of performance may include or exclude, and may adjust the performance goals (including to prorate goals and payments for a partial Performance Period) in the event of, any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in applicable accounting provisions and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) other nonrecurring events such as mergers, acquisitions, reorganizations, spinoffs or divestitures, (g) foreign exchange gains and losses, (h) financing transactions and (i) such other occurrences as may be deemed appropriate by the Board in its sole discretion.

ARTICLE 13

Dividend Equivalent Rights

Any Participant selected by the Board may be granted Dividend Equivalent Rights based on the dividends paid on Shares that are subject to any Award other than Options or SARs, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, is settled, is paid, vests or expires, as determined by the Board. Such Dividend Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Board. Notwithstanding the foregoing, Dividend Equivalent Rights that relate to Awards that vest or become payable or earned in whole or in part subject to performance goals or conditions shall, to the extent made available under the terms of the Award, be subject to the same performance goals or conditions as the underlying Award.

ARTICLE 14

Treatment on Change of Control

Upon the occurrence of a Change of Control, unless otherwise provided in the Award Agreement, the Board is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including without limitation the following (or any combination thereof): (a) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (b) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for outstanding Awards (with appropriate adjustments to the type of consideration payable upon settlement of the Awards); (c) accelerated exercisability, vesting and/or payment under outstanding Awards immediately prior to or upon the occurrence of such event or upon a termination of employment or other service following such event; and (d) if all or substantially all of the Company’s outstanding Shares are transferred in exchange for cash consideration in connection with such Change of Control: (i) upon written notice, provide that any outstanding Options and Share Appreciation Rights are exercisable during a reasonable period of time immediately prior to the scheduled consummation of the event or such other reasonable period as determined by the Board (contingent upon the consummation of the event), and at the end of such period, such Options and Share Appreciation Rights shall terminate to the extent not so exercised within the relevant period; and (ii) cancellation of all or any portion of outstanding Awards for fair value (in the form of cash, shares, other property or any combination thereof) as determined in the sole discretion of the Board; provided, that, in the case of Options and Share Appreciation Rights, the fair value may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of Shares (or, if no such consideration is paid, Fair Market Value of the Shares subject to such outstanding Awards or portion thereof being canceled) over the aggregate exercise or base price, as applicable, with respect to such Awards or portion thereof being canceled, or if no such excess, zero.

ARTICLE 15

Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Board, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid or exercised by the Participant’s executor, administrator, or legal representative.

ARTICLE 16

Rights of Participants

16.1 Employment.

(a) Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or other service for any specified period of time.

(b) Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 17, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

16.2 Participation. No Eligible Individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

16.3 Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

ARTICLE 17

Amendment, Modification, Suspension, and Termination

17.1 Amendment, Modification, Suspension, and Termination. Subject to Section 17.3, the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.4, the Option Price of outstanding Options or the Grant Price of outstanding SARs issued under this Plan will not be reduced; at any time when the Option Price of outstanding Options or the Grant Price of outstanding SARs is above the Fair Market Value of a Share, no alteration, amendment or modification shall provide that any such outstanding Option or SAR be cancelled and regranted or exchanged for either cash or a new Award with a lower (or no) Exercise Price or Grant Price; and no other action shall be taken with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed. No material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

17.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Board as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

17.3 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 17.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

17.4 Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A), and to the administrative regulations and rulings promulgated thereunder.

ARTICLE 18

Withholding

18.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, or such other rate as may be approved without adverse accounting consequences.

18.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Shares and Restricted Share Units, or upon the achievement of performance goals related to Performance Shares or Performance Share Units, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing (or electronically), and signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

ARTICLE 19

Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 20

General Provisions

20.1 Legend. The certificates for Shares may include any legend which the Board deems appropriate to reflect any restrictions on transfer of such Shares.

20.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

20.3 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.4 Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

20.5 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

20.6 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary or advisable to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

20.7 Investment Representations. The Board may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

20.8 Participants Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries and Affiliates operate or engage persons who would otherwise qualify as Eligible Individuals, the Board, in its sole discretion, shall have the power and authority to:

(a) Determine which Employees, Directorsand non-employee directors of the Company’s Subsidiaries and Affiliates, and which Subsidiaries and Affiliates, shall be covered by this Plan;

(b) Determine which Employees, Directors and non-employee directors of the Company’s Subsidiaries and Affiliates shall be eligible to participate in this Plan;

(c) Modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable non-U.S. laws;

(d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable under applicable law, provided that any subplans and modifications to Plan terms and procedures established under this Section 20.8 by the Board shall be attached to this Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals.

Notwithstanding the above, the Board may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

20.9 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

20.10 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any person acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

20.11 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Board shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

20.12 Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

20.13 Section 409A of the Internal Revenue Code.

(a) To the maximum extent possible, it is intended that the Plan and all Awards hereunder are, and shall be, exempt from or otherwise comply with the requirements of Section 409A, and that the Plan and all Award Agreements shall be interpreted and applied by the Board in a manner consistent with this intent in order to avoid the imposition of any taxes under Section 409A. In the event that any (i) provision of the Plan or an Award Agreement, (ii) Award, payment or transaction or (iii) other action or arrangement contemplated by the provisions of the Plan is determined by the Board to not comply with the applicable requirements of Section 409A, the Board shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Board deems necessary to comply with such requirements.

(b) No payment that constitutes deferred compensation under Section 409A that would otherwise be made under the Plan or an Award Agreement upon a termination of Service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A at the time of termination of service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A, the commencement of any payments or benefits under the Award shall be deferred until the date that is six months following the Participant’s termination of service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period (or death) or as soon as administratively practicable within thirty (30) days thereafter, but in no event later than the end of the applicable taxable year.

(c) In no event whatsoever shall the Company be liable for any additional taxes, interest or penalties that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A.

20.14 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board to adopt such other compensation arrangements as it may deem desirable for any Participant.

20.15 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

20.16 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.